                                                                   EXHIBIT 10.26


                          ADVISORY SERVICES AGREEMENT

     This AGREEMENT ("Agreement") is made this 5/th/ day of April, 1999, between
                      ---------
Craig T. Davenport ("Advisor"), CEO & Managing Partner of The D.W. Group, and
                     -------
Pointshare Corporation ("Company"), a Washington corporation with corporate
                         -------
office located at 1300 - 114th Avenue S.E., Suite 100, Bellevue, Washington
98004.

                                   WITNESS:

     WHEREAS, the Company desires to retain Advisor as an independent contractor to provide services for the Company on a nonexclusive basis; and

     WHEREAS, Advisor is willing to render such services to the Company on the terms and conditions set forth in this Agreement.

     THEREFORE, it is agreed as follows:

     Section 1. Duties and Term. The Company hereby engages Advisor, effective as of the date hereof, as an advisor to provide services to the Company. The goal of this agreement is to have Advisor work closely with the Company's management team and its Board of Directors. Advisor and Timothy J. Kilgallon, President & Chief Executive Officer of the Company, have had substantive discussions about the Company and its immediate needs. Based on the conversations, the parties have agreed that Advisor will provide services in the following principle areas:

               (i) Assistance and advice in the development, implementation and ongoing refinement of: marketing plans; customer implementation; customer service and support strategies; sales programs and activities; company management and organization development.

               (ii) Be a mentor and coach to the C.E.O. and President, along with key senior managers, particularly Scott Wiley.

               (iii) Become a trusted advisor and confidant to senior management.

               (iv) Become a member of the Board of Directors and operate as a "Lead Director" on Company operations and execution of effectiveness.

               (v) Apply concentrated effort to assure the Company's achievement of its Second Quarter 1999 Vital 5 Objectives.

     Advisor and the Company have projected that to provide services to meet the responsibilities identified above, Mr. Davenport will have to commit to, at minimum an average of eight (8) day(s) per month for the first ninety (90) days of this Agreement. The time commitment by Advisor will begin April 5, 1999 and continue until July 2, 1999, but may be increased or decreased upon the mutual acceptance of both parties. Any increase or decrease in the time requirement of Advisor may change the terms of compensation contained in "Section 2.

Compensation." Mr. Davenport and Mrs. White have agreed that essentially Mr. Davenport will have to be available on an "as needed basis" and therefore readily available to assist the Company.

     Section 2.  Compensation.

          2.1  Fee Rate. Recognizing the early stage nature of the Company, its
               --------
limited financial resources and Advisor's interest to secure equity ownership, Advisory will reduce his normal and customary fees of two thousand five hundred dollars ($2,500) per day to five hundred dollars ($500) per day and receive a stock or stock option grant(s) to offset this reduction and to provide an incentive for Mr. Davenport to make significant contributions to the Company's performance. Advisor will provide a monthly statement to the President and C.B.O. detailing activities and services provided beginning with the month of April, 1999. In satisfaction of the cash portion of the fee, the Company will pay Advisor the sum of $4333.33 on or prior to the last day of each of the months of April, May and June, 1999; provided Advisor continues to provide services to the Company.

          2.2  Stock Option Grant. Advisor will be granted a non-qualified
               ------------------
option to purchase 50,000 shares of the Company's Common Stock, at an exercise price equal to the fair market value (as determined by the Company's Board of Directors) on the date of grant (currently estimated to be $0.125 per share). This option will vest and become exercisable as follows: 16,666.66 shares will vest on the last day of April, May, and June 1999 until fully vested; provided Advisor continues to provide services to the Company.

          2.3  Directors' Stock Option Grant. As a Director of the Company, Mr.
               -----------------------------
Davenport will be granted a non-qualified option to purchase 25,000 shares of the Company's Common Stock pursuant to the Company's 1998 Directors Stock Option Plan. The options will be exercisable at an exercise price equal to the fair market value (as determined by the Company's Board of Directors) on the date of grant (currently estimated to be $0.125 per share). This option will vest and become exercisable in accordance with the terms set forth in the Company's 1998 Directors Stock Option Plan.

          2.4  Expenses. The Company shall reimburse Advisor for the cost of
               --------
expenses incurred in connection with the performance of his obligations as an Advisor within thirty (30) days of delivery of expense receipts. As a condition to receipt of reimbursement, Advisor shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to services provided under this Agreement. Any individual expense in excess of five hundred dollars ($500) shall require the prior approval of the President and C.E.O. of the Company.

     Section 3. Investment in Future Equity Offerings. Subject to the discretion of the Board of Directors and other legal or contractual restrictions, Advisor may be provided the opportunity, to invest in the Company's future equity offerings on the same terms as other investors in such offerings.

     Section 4. Consulting or Other Services for Competitors. Advisor represents and warrants that Advisor will not, during the term of this Agreement, perform stay consulting or other services for any company, person or entity whose business or proposed business in any way involves products or services which could reasonably be determined to be competitive with the products or services or proposed products or services of the Company. If, however, Advisor decides to do so, Advisor agrees to notify the Company in writing in advance (specifying the identity of the entity or the person) and provide information sufficient to allow the Company to determine if such consulting would conflict with projects or products of the Company. If the Company determines that such business is in competition with that conducted by the Company, this Agreement shall terminate immediately.

     Section 5. Confidential Information. Advisor understands his responsibility to treat as confidential certain information concerning the Company. In connection with the performance of his obligations for the Company, Advisor agrees that he will hold information designated as confidential in confidence and not disclose any such information to any third party except as reasonably required to perform his obligations or as authorized by the Company. Upon termination of this Agreement, Advisor shall return all confidential and proprietary information in his possession to the Company at Company's request. Furthermore, Advisor will abide by the terms and conditions as set forth in the Company's "Proprietary Information and Inventions Agreement" executed by Advisor concurrently with this Agreement.

     Section 6. Independent Contractor. Advisor shall be an independent contractor, not an employee of the Company and shall have the sole control and discretion in the manner of performing the services described in this Agreement. Advisor will be responsible and liable for, any and all income taxes relating to the compensation he is paid. It is further understood and agreed, Advisor is not eligible to participate in any employee benefit plans or employee programs sponsored or financed by the Company.

     Section 7. Termination. This Agreement will terminate twelve (12) months following the effective date on this Agreement. Notwithstanding any other provision of this agreement, either party hereto may terminate this Agreement at any time upon giving twenty (20) days written notice to the other party. Termination shall have not effect upon the rights and obligations of the parties arising out of transaction occurring prior to the effecting date of such termination.

     Section 8. Survival. The obligations set forth in Sections 2, 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive any termination of this Agreement.

     Section 9. Non-Assignability. Neither this Agreement nor the rights and obligations hereunder are assignable by Advisor either voluntarily or by operation of law.

     Section 10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Washington.

     Section 11. Indemnification. Company hereby agrees to hold harmless and indemnify Advisor to the full extent authorized or permitted by law.

     Section 12. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to this subject matter.

                                             COMPANY:


                                             /s/ T. Kilgallon
                                             -------------------------------
                                             Timothy J. Kilgallon
                                             President & C.E.O.
                                             Pointshare Corporation


ADVISOR:


/s/ Craig T. Davenport
--------------------------------
Craig T. Davenport
C.E.O. & Managing Partner
The D.W. Group